Exhibit 10.2

COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This Collaboration and Exclusive License Agreement, dated as of January 23, 2009 (this “Agreement”), is entered into between Transgenomic, Inc., a Delaware corporation (“Transgenomic”), and Power3 Medical Products, Inc., a New York corporation (“Power3”).

W I T N E S S E T H :

WHEREAS, Power3 has rights in and is developing the Licensed Technology as a diagnostic tool for the early detection of neurodegenerative diseases, including Alzheimer’s disease, Amyotrophic lateral sclerosis (ALS), and Parkinson’s disease;

WHEREAS, Power3 is currently conducting clinical validation studies of the Licensed Technology in order to commercialize the Licensed Technology;

WHEREAS, Transgenomic is willing to provide certain funds to Power3 for use in the reimbursement of costs incurred by Power3 in the clinical validation studies of the Licensed Technology necessary to commercialize the Licensed Technology;

WHEREAS, Transgenomic may also desire to collaborate in the performance of clinical validation studies of the Licensed Technology; and

WHEREAS, Transgenomic desires to obtain, and Power3 is willing to grant, an exclusive license in the Licensed Technology on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1     “Affiliate”     means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2     “First Commercial Sale”     means, with respect to a Licensed Product, the first bona fide transaction in a country in the Territory for which consideration is received for the sale, use, lease, transfer or similar disposition of such Licensed Product by Transgenomic, its Affiliate or (sub)licensee to customers who are not Affiliates in such country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country or, prior to any pricing approval by any applicable governing health authority, the first bona fide transaction in a country in the Territory for which consideration (revenue) is received for performing an assay of the Licensed Product by Transgenomic.

1.3     “Improvements”     means Power3 Improvements and Transgenomic Improvements.

1.4     “Licensed Know-How”     means proprietary information or other know-how, whether or not patentable, and whether stored or transmitted in oral, documentary, electronic, or other form, including without limitation, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, developments, works of authorship, biological and chemical materials, and any information relating to research and development plans, experiments, results, compounds, products, preclinical and clinical data, trade secrets, chemical synthesis, scale-up and manufacturing, toxicology, regulatory, stability, and any other information relevant to Neurodegenerative Diagnostic Tests.

1.5     “Licensed Patent Rights”     means (a) all patents and patent applications listed on Exhibit A hereto which are owned by or licensed to Power3, and have application in connection with Neurodegenerative Diagnostic Tests; (b) all patents that have issued or in the future shall issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patent applications and patents.

1.6     “Licensed Product”     means test kits or systems for performing Neurodegenerative Diagnostic Tests using the Licensed Technology.

1.7     “Licensed Technology”     means, collectively, the Licensed Patent Rights, the Licensed Know-How, the Improvements and as related to the foregoing items, all laboratory notebooks, research plans, inventions, proteins and protein fragments, biomarkers, assay methodology, processes, materials and methods for production, recovery and purification of natural products, formulae, plans, specifications, characteristics, marketing surveys and plans and business plans.

1.8     “Net Sales”     means, with respect to any Licensed Product or Reference Laboratory Service, the gross sales price of such Licensed Product or Reference Laboratory Service invoiced by Transgenomic, its Affiliate, or its (sub)licensee to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Product) less, to the extent actually paid or accrued by Transgenomic or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated or returned Licensed Product or for Reference Laboratory Services erroneously performed; (b) freight and insurance costs incurred by Transgenomic or its Affiliate (as applicable) in transporting such Licensed Product; (c) cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product or Reference Laboratory Service given to customers under price reduction programs that are consistent with industry practices; (d) sales, use, value-added and other direct taxes incurred on the sale of such Licensed Product and Reference Laboratory Service; (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product and (f) reimbursement decreases from list price due to insurance company, hospital or government reimbursement price reductions. Notwithstanding anything to the contrary in this Agreement, if any reusable instrument (that is itself a Licensed Product) is used in combination with a separate diagnostic device (that is itself a Licensed Product) to detect or measure one or more analytes from a patient sample on or in such device, then for purposes of calculating Net Sales, such diagnostic device shall constitute a Licensed Product, but such instrument shall not constitute a Licensed Product.

1.9     “Neurodegenerative Diagnostic Tests”     means proteomic neurodegenerative diagnostic screening tests performed as a series of blood serum tests designed to diagnose motor neuron, cognitive, and other neurodegenerative disorders including, but not limited to, Alzheimer’s, Parkinson’s, Lou Gehrig’s disease (ALS), psychiatric diseases or movement disorders in individuals. The test monitors the concentration of selected biomarkers residing in a panel of blood serum protein biomarkers to distinguish normal patients from those with neurodegenerative diseases, by applying a statistical model that evaluates the quantitative information of the protein biomarkers and automatically assigning a probability score for the individual.

1.10     “Person”     means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.11     “Power3”     means Power3 Medical, Inc., a New York corporation, and its Affiliates.

1.12     “Power3 Improvement”     means any and all intellectual property developed, created, reduced to practice, conceived, or otherwise made by Power3, its employees, agents or independent contractors that are derived from or based upon the Licensed Technology.

1.13     “Publications”     means the publicly available information describing Power3’s work with respect to Neurodegenerative Diagnostic Tests, including but not limited to published patents and patent applications listed in Exhibit A, conference presentations and peer-reviewed publications.

1.14     “Reference Laboratory Services”     shall mean use of a laboratory developed and laboratory validated test service that (a) is offered or sold by reference laboratories and/or service laboratories and (b) is developed and validated in accordance with regulations promulgated under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) (or under an equivalent subsequent legislation) for the evaluation of a Neurodegenerative Diagnostic Test performed using a Licensed Product.

1.15     “Territory”     means the entire world except for those territories listed on Exhibit B hereto.

1.16     “Third Party”     means any Person other than Power3 and Transgenomic and their respective Affiliates.

1.17     “Transgenomic”     means Transgenomic, Inc., a Delaware corporation.

1.18     “Transgenomic Common Stock”     means the Common Stock, par value $0.01, of Transgenomic.

1.19     “Transgenomic Improvements”     means any and all intellectual property developed, created, reduced to practice, conceived, or otherwise made by employees or independent contractors of Transgenomic, in the course of performing any activities pursuant to this Agreement or under the license granted thereunder, and that are specific to the Licensed Technology.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF POWER3

Power3 hereby represents and warrants to Transgenomic as follows:

2.1     Corporate Existence and Power.     Power3 (a) is a corporation duly organized, validly existing and in good standing under the laws of New York (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of Power3 and would not materially adversely affect its ability to perform its obligations under this Agreement.

2.2     Authorization and Enforcement of Obligations.     Power3 (a) has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Power3, and constitutes a legal, valid, binding obligation, enforceable against Power3 in accordance with its terms.

2.3     No Consents.     All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Power3 in connection with this Agreement have been obtained.

2.4     Rights in Licensed Technology.     Power3 is the legal and beneficial owner of all right, title and interest in and to the Licensed Technology or has sufficient rights thereto (including, without limitation, the rights under that certain license agreement referred to in the next succeeding sentence), having good title or a valid license thereto, free and clear of any and all mortgages, liens, and security interests created by Power3. Power3 previously has delivered to Transgenomic a full and complete copy, together with all amendments thereto, of the BCM License (defined in Section 4.7 of this Agreement). The BCM License is in full force and effect and neither party thereto is in default under the BCM License. Power3 shall comply with all applicable laws, rules, and regulations of any governmental authority in the performance of its obligations under this Agreement.

2.5     Non-Infringement.     To the best knowledge of Power3, the Licensed Technology does not infringe upon or unlawfully or wrongfully use any proprietary rights, including but not limited to patent rights, owned or claimed by a Third Party. Power3 has not received any notice of any claim of infringement relating to the Licensed Technology.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TRANSGENOMIC

Transgenomic hereby represents and warrants to Power3 as follows:

3.1     Corporate Existence and Power.     Transgenomic (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of Transgenomic and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.2     Authorization and Enforcement of Obligations.     Transgenomic (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Transgenomic, and constitutes a legal, valid, binding obligation, enforceable against Transgenomic in accordance with its terms.

3.3     No Consents.     All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Transgenomic in connection with this Agreement have been obtained.

3.4     Compliance with Laws.     Transgenomic shall comply with all applicable laws, rules, and regulations of any governmental authority in the performance of its obligations under this Agreement.

ARTICLE 4

LICENSE GRANT

4.1     Exclusive License.     On the terms and subject to the conditions of this Agreement, Power3 hereby grants to Transgenomic an exclusive, royalty-bearing license for the Territory (together with the right to grant sublicenses) to research, develop, obtain regulatory approval for, commercialize, make, have made, use, have used, offer for sale and sell the Licensed Technology, the Licensed Products, and the Reference Laboratory Services in connection with performing or having performed Neurodegenerative Diagnostic Tests. On the terms and subject to the conditions of this Agreement, the exclusive license granted (i)

with respect to Licensed Patent Rights, continues until the earlier of the expiration of such patents or the expiration or termination of this Agreement (provided that upon the expiration of any such patent Transgenomic shall have a perpetual license in the technology covered by such patent in the Territory) and (ii) with respect to unpatented Licensed Technology, continues until the expiration or termination of this Agreement.

4.2     Trademark Licensed.     Power3 hereby grants to Transgenomic a license to use Power3’s NuroPro® trademark registered with the United States Patent and Trademark Office in connection with the license granted in Section 4.1 and shall execute a license agreement for such trademark in the form of Exhibit C to this Agreement.

4.3.     Licensed Know How.     After the effective date of this Agreement, Power3 will make available to Transgenomic all relevant Licensed Know How relating to the Licensed Patent Rights.

4.4     Reservation of Rights.     Power3 retains all right, title and interest in and to the Licensed Technology other than those expressly granted in this Agreement.

4.5     365(n) of Bankruptcy Code.     All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, are rights to “intellectual property” (as defined in Section 101 (35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Power3 grants to Transgenomic and its Affiliates a right of access and to obtain possession of, and to benefit from copies of, (i) pre-clinical and clinical research data and results, (ii) laboratory and compound samples required to be delivered to Transgenomic to the extent not previously delivered, all of which ((i) and (ii)) constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code), and (iii) all other embodiments of such intellectual property, whether any of the foregoing are in Power3’s possession or control or in the possession and control of Third Parties.

4.6     Sublicenses.     The right of Transgenomic to sublicense under this Agreement is subject to the following conditions: (a) in each such sublicense, the sublicensee shall be prohibited from granting further sublicenses and shall be subject to the applicable terms and conditions of the license granted to Transgenomic under this Agreement; (b) in each such sublicense, Transgenomic shall use its best efforts to obtain limitations of liability and indemnity protection for Power3 that are at least as comprehensive as that granted to Transgenomic; (c) Transgenomic shall forward to Power3, within thirty (30) days following execution, a complete and accurate copy written in the English language of each sublicense granted hereunder; and (d) notwithstanding any such sublicense, Transgenomic shall remain primarily liable to Power3 for all of the duties and obligations of Transgenomic contained in this Agreement.

4.7     Sublicense of Baylor College of Medicine License.     For the avoidance of doubt, as a part of the Licensed Patent Rights included in the Licensed Technology, Power3 sublicenses to Transgenomic all technology licensed by Power3 as licensee under that certain Exclusive License Agreement between Baylor College of Medicine (“BCM”) and Power 3, dated June 28, 2004, attached hereto as a part of Exhibit A (the “BCM License”), subject to and in accordance with the terms and provisions of the BCM License. Transgenomic agrees to comply with the requirements of the BCM License as applicable to sublicensees; provided that in the event that Power3 breaches any provision of the BCM License or receives any notice of default from BCM relating to a possible termination of the BCM License, Power3 shall immediately notify Transgenomic of such breach or notice and Transgenomic shall have the right, but not the obligation, to cure such default or to perform an act or duty of Power3 under the BCM License necessary to cure such default, and the cost of such performance by Transgenomic, including but not limited to reasonable attorneys’ fees, shall be deducted from any payments otherwise due to Power3 under this Agreement. In the event of the termination of the BCM License as a result of any insolvency, dissolution, bankruptcy or receivership proceedings of Power3, Power3 acknowledges that Transgenomic shall have the right, but not the obligation, to seek to enter into a new license agreement for all patents and technology covered by the BCM License, directly with BCM, but subject to BCM’s consent and the payment by Transgenomic of any additional fees required by BMC; provided that Transgenomic shall continue to comply with its obligations to Power3 under this Agreement, subject to its right to deduct the cost of any payments or performance required under the new license with BCM from any payments otherwise due to Power3 under this Agreement. Power3 shall not take any action to amend or terminate the BCM License without the express advance written consent of Transgenomic. Power3 covenants to Transgenomic to duly and faithfully observe all terms and restrictions and perform all of the obligations imposed on Power3 under the BCM License, including without limitation payment of all royalties, license fees and other payments. Power3 shall neither do nor permit anything to be done which would cause the BCM License to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in BCM under the BCM License.

ARTICLE 5

COMPENSATION

5.1     Royalties.     In partial consideration for the license granted hereunder, during the term of this Agreement, Transgenomic shall pay to Power3 royalties as follows:

5.1.1     Transgenomic shall pay to Power3 royalties for the license granted in Section 4.1 at a rate (the “Royalty Rate”) of 20% of Net Sales, but not to exceed 25% of the gross profit (as calculated pursuant to U.S. generally accepted accounting principles) derived by Transgenomic from such Net Sales; provided, however, such royalties shall in no case be less than 10% of Net Sales. Such royalties shall be due and payable on a calendar quarterly basis and shall be submitted by Transgenomic along with the report as specified in Section 6.1 below.

5.2     Third Party Licenses.     If Transgenomic is reasonably required to take a license under any Third Party patents to use the Licensed Technology as reasonably determined by Transgenomic, and Transgenomic’s total royalty burden for Net Sales exceeds the applicable Royalty Rate plus four percent (4%) (in sum, the “Royalty Cap”), the Royalty Rate payable hereunder shall be reduced proportionally in accordance with the following formula:

R2 = Rlx (Royalty Cap/T)

Where:

Rl is the Royalty Rate

R2 is the adjusted reduced Royalty Rate hereunder

T is the total royalty rates (on a percentage basis) due to all licensors

By way of example, if the Royalty Rate owed under Section 5.1.1. is 20% (Rl) and two additional patent licenses are needed from two Third Parties and these two other royalty rates are 3% and 3.25% (total of 6.25%), the value of T is 26.25%, the Royalty Cap is 24% and the Royalty Rate due under this Agreement, as adjusted (R2), is 20 x (24% /26.25%) or 18.29%.

Notwithstanding the foregoing, in no event will the Royalty Rate due under this Agreement be reduced to less than ten percent (10%) of Net Sales.

5.3     License Execution Fee.

5.3.1     Within three (3) days following execution of this Agreement Transgenomic shall deliver to Power3 via wire transfer the amount of $100,000.

5.3.2     Within thirty (30) days following execution of this Agreement Transgenomic shall create an account for funding Power3’s clinical validation efforts. These funds, referred to in Section 8.1 of this Agreement, shall be disbursed in the manner and subject to the conditions set forth in Section 8.1 and the Disbursement Control Agreement referred to therein.

5.4     Milestone Fees.     Transgenomic shall pay to Power3 the following milestone fees within thirty (30) days of the occurrence of the applicable milestone event:

•

$15,000 upon publication of peer reviewed scientific journal article(s) on biomarkers, clinical validations, medical and scientific findings and implications of the Alzheimer’s, Parkinson’s, and Lou Gehrig’s disease blood tests.

•	Shares of Transgenomic Common Stock with an aggregate Fair Market Value of $100,000 upon the First Commercial Sale
•	Shares of Transgenomic Common Stock with an aggregate Fair Market Value of $500,000 upon reaching a cumulative total of $15,000,000 of Net Sales

For purposes of this Section 5.4, the “Fair Market Value” of each share of Transgenomic Common Stock means the average of its market prices on each of the 20 trading days prior to the date for which the determination is being made, with each market price being the average of the high and low sale prices of the Transgenomic Common Stock as quoted on the Nasdaq National Market System on such trading day, or, in the event that no such sale takes place on such day, the average of the reported closing bid and asked prices on such day, or, if the Transgenomic Common Stock is listed on a national securities exchange, the average of the high and low sale prices reported on the principal national securities exchange on which the Transgenomic Common Stock is listed or admitted to trading on such trading day, or, if no such reported sale takes place on such day, the average of the closing bid and asked prices on such day on the principal national securities exchange on which the Transgenomic Common Stock is listed or admitted to trading, or, if the Transgenomic Common Stock is not quoted on such National Market System nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on such day as reported through Nasdaq, or, if bid and asked prices for the Transgenomic Common Stock on such day are not reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Transgenomic Common Stock selected in good faith for such purpose by Transgenomic, or, if none of the foregoing is applicable, then the fair market value of the Transgenomic Common Stock as mutually determined in good faith by Transgenomic and Power3.

5.5     Sample Use and Reimbursement.     Power3 shall provide to Transgenomic samples for use in its concordance and validation studies, such sample amounts and properties to be further specified by Transgenomic and to be agreed by Power3. Transgenomic shall reimburse Power3 for its full cost incurred as a result of such sample use; provided, however, the payment referred to in Section 5.3.1 of this Agreement represents payment in full for all samples delivered to Transgenomic prior to the execution of this Agreement.

ARTICLE 6

ROYALTY REPORTS AND ACCOUNTING

6.1     Reports.     During the term of this Agreement following the First Commercial Sale of a Licensed Product, Transgenomic shall furnish to Power3 a report for each calendar quarter showing in reasonably specific detail (a) the gross sales of Licensed Product sold by Transgenomic or its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the date of the First Commercial Sale of the Licensed Product during the reporting period. Reports shall be due on the forty-fifth (45th) day following the close of each calendar quarter. Transgenomic shall keep, and shall cause its Affiliates to keep, complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Such records shall be maintained for a minimum of five (5) years from the end of the subject calendar year.

6.2     Audits.     Upon the written request of Power3, and not more than once in each calendar year, Transgenomic shall permit an independent certified public accounting firm of nationally recognized standing, selected by Power3 and reasonably acceptable to Transgenomic, to have access during normal business hours to such of the records of Transgenomic and its Affiliates as may be reasonably necessary to verify the accuracy of the reports delivered by Transgenomic hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Power3 only whether the records and calculation of royalties are correct and the details concerning any specific discrepancies other than the amount of such discrepancy. No other information shall be shared. In the event that any audit report reveals an underpayment to Power3, Transgenomic will immediately pay to Power3 the amount of such underpayment. Any such audit will be performed at Power3’s expense, provided that the reasonable fees and expenses of such audit will be paid by Transgenomic if such audit reveals an underpayment by Transgenomic of more than ten percent (10%) or $10,000 (whichever is greater) of the amounts payable by Transgenomic to Power3 in any twelve (12) month period.

6.3     Confidential Financial Information.     Power3 shall treat all financial information subject to review under this Article 6 as Confidential Information pursuant to Article 9 below, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 7

PAYMENTS

7.1     Payment Terms.     Royalties shown to have accrued by each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due.

7.2     Payment Method.     All payments by Transgenomic to Power3 under this Agreement shall be paid in United States Dollars, and all such payments shall be made by bank wire transfer in immediately available funds to such account as Power3 shall designate before such payment is due.

7.3     Taxes.     All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Transgenomic is so required to deduct or withhold, Transgenomic will (a) promptly notify Power3 of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Power3, and (c) promptly forward to Power3 an official receipt (or certified copy) or other documentation reasonably acceptable to Power3 evidencing such payment to such authorities, and provide any further assistance reasonably requested by Power3 to enable Power3 to obtain the benefit of any such deduction.

7.4     Late Fees.     Any payments required to be made by Transgenomic pursuant to this Agreement shall, if overdue, bear interest at the “prime rate” of interest as published by the Wall Street Journal for the first business day following the due date, plus one percent (1%), or the maximum rate permitted by applicable law, whichever is less. The payment of such interest shall not preclude Power3 from exercising any other rights it may have because any payment is overdue.

ARTICLE 8

DEVELOPMENT AND COMMERCIALIZATION OBLIGATIONS

8.1.     Continued Development.     Within thirty (30) days following the execution of this Agreement, Transgenomic shall create a bank account funded with the amount of One Hundred Fifty Thousand Dollars ($150,000), said account to be owned by Transgenomic, and which funds will be used by Power3, with prior agreement by Transgenomic, to fund Power3’s clinical validation activities of the Neurodegenerative Diagnostic Tests; provided that the availability of such funds to Power3 shall be governed by the terms and conditions set forth in the Disbursement Control Agreement attached hereto as Exhibit D. Clinical validation of the Neurodegenerative Diagnostic Tests shall be the responsibility of Power3 until such time, if any, as Transgenomic shall assume some or all of the future responsibility for clinical validation of the Neurodegenerative Diagnostic Tests pursuant to Section 8.2. Power3 shall use commercially reasonable efforts for said development and shall keep Transgenomic informed about its progress in regular reports. Power3 shall disclose to Transgenomic the available technical and clinical performance data of the then-current version of its tests on regular basis, but in no event less often than monthly.

8.1.1     During the period of continued development of the Neurodegenerative Diagnostic Tests by Power3, Power3 shall:

(a)	prepare an Operating Plan and Budget for the clinical validation activities;

(b)	provide suitable laboratory facilities, equipment and personnel for the work to be done in carrying out the clinical validation activities;

(c)	coordinate and obtain the approval of Transgenomic prior to the publication of research results obtained from such continued development activities;

(d)	discuss with Transgenomic whether a license(s) need be obtained from any Third Person(s) in order to make, use or sell the Licensed Product;

(e)	determine, subject to the approval of Transgenomic, the priority of assays to be commercialized;

(f)	discuss the patent/intellectual property strategy and implementation plan for development and commercialization;

(g)	furnish Transgenomic with summary reports within fifteen (15) days after the end of each calendar quarter, describing its progress under the Operating Plan and Budget; and

(h)	prepare and furnish to Transgenomic comprehensive written reports within thirty (30) days after the end of each calendar quarter describing in detail the work accomplished by Power3 during such quarter and evaluating the results of such work.

(i)	Discuss the plan and timing of development by Transgenomic of next-generation high-throughput immunoassays and platforms, and the plan, timing and budget for the supporting role to be taken by Power3 in these efforts.

8.1.2     Power3 shall keep complete and accurate records of its expenditures under the Operating Plan and Budget. Transgenomic shall have the right, at its own expense, to appoint an independent certified public accountant to examine such records, during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from Transgenomic, to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. Transgenomic agrees to hold in confidence all information concerning such expenditures, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for Transgenomic to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. Failure by Transgenomic to request verification of any expenditures within two years after such expenditure has been made shall be considered acceptance of the accuracy of such expenditure, and Power3 shall have no obligation to maintain any records pertaining to such report or statement beyond the two-year period.

8.2     Assumption of Development by Transgenomic.     If, at any time during the term of this Agreement, Power3 breaches its obligations under this Agreement or the Disbursement Control Agreement attached hereto as Exhibit D or Transgenomic is dissatisfied with Power3’s clinical validation activities of the Neurodegenerative Diagnostic Tests pursuant to this Agreement or such Disbursement Control Agreement, Transgenomic may assume some or all of the responsibility for future development of the Neurodegenerative Diagnostic Tests if Power3 has not cured such breaches or the reasons for Transgenomic’s dissatisfaction within forty-five (45) days after notice thereof by Transgenomic, which notice will specifically state the nature of such breaches or the reasons for such dissatisfaction in reasonable detail. In addition, Transgenomic may, in its discretion, assume some or all of the responsibility for future development of the Neurodegenerative Diagnostic Tests at any time after the entire $150,000 referred to in Section 8.1 of this Agreement has been disbursed to Power3. At such time as Transgenomic assumes responsibility for development of the Neurodegenerative Diagnostic Tests, Power3 shall transfer to Transgenomic the physical embodiment of all Licensed Technology useful or necessary for use in such future development activities, including but not limited to (i) pre-clinical and clinical research data and results, (ii) laboratory and compound samples, (iii) all other embodiments of the Licensed Technology, whether any of the foregoing are in Power3’s possession or control or in the possession and control of Third Parties.

ARTICLE 9

CONFIDENTIALITY

9.1     Confidential Information.     During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all written information and data provided by one party to the other hereunder and marked “Confidential” or, if information disclosed orally, visually or in some other form, which is summarized in writing, is confirmed in writing as “Confidential” to the other party within thirty (30) days of such disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information of the other except on a need-to-know basis to those directors, officers, employees, agents, attorneys, accountants, advisors, counterparties and permitted assignees of it and its Affiliates, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Notwithstanding the foregoing, all orally disclosed Licensed Know-How shall be deemed the Confidential Information of Power3 without marking or other designation.

9.2     Permitted Disclosures.     The confidentiality obligations contained in Section 9.1 of this Agreement shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party.

9.3     Equitable Relief.     Each party hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Article 9 by the Recipient, the disclosing party may suffer irreparable injury for which damages at law may not be an adequate remedy. Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing party, the disclosing party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Article 9 by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

9.4     Non-Use of Names; Confidentiality of Agreement.     Subject to Section 9.5, neither party shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of the other party or any of its Affiliates, or otherwise use the name or names of the other party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other party, except as may be required by applicable law, regulation or judicial order (and then only following consultation with the other party). Such permission may not unreasonably be withheld.

9.5     Press Release.     The parties shall issue a press release substantially in the form attached hereto as Exhibit E promptly after the execution of this Agreement.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1     Ownership.

10.1.1     Assignment of Transgenomic Improvements.     Subject to a perpetual, exclusive, royalty-free (other than Transgenomic’s continuing obligations to pay royalties as provided in Article 5 of this Agreement), world-wide license, with the right to sub-license, hereby retained by Transgenomic, Transgenomic hereby irrevocably assigns and agrees to assign to Power3 all worldwide right, title and interest in and to Transgenomic Improvements. Transgenomic agrees that Transgenomic shall sign, execute and acknowledge or cause to be signed, executed and acknowledged (any out-of-pocket costs for which shall be at Power3’s sole cost) any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignment and obtaining, enforcing and defending intellectual property rights with respect to Transgenomic Improvements.

10.1.2     Retention of Rights.     Except for the rights and licenses expressly provided herein, Power3 and Transgenomic retain all of their respective worldwide right, title and interest in and to any intellectual property made, conceived or reduced to practice by or on behalf of Power3 and Transgenomic, respectively. No licenses are granted by implication, estoppel or otherwise.

10.2     Actual or Threatened Disclosure or Infringement.     If information comes to the attention of Transgenomic to the effect that any patent rights relating to a Licensed Product or Reference Laboratory Service, have been or are threatened to be infringed, Transgenomic shall have the right, at its expense, to take such action as it may deem necessary to prosecute or prevent such infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Transgenomic shall notify Power3 promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Transgenomic determines that it is necessary or desirable for Power3 to join any such suit, action or proceeding, Power3 shall execute all papers and perform such other acts as may be reasonably required to permit Transgenomic to act in Power3’s name. In the event that Transgenomic brings a suit, it shall be entitled to all sums recovered in such suit or in its settlement without any further obligation to Power3. If Transgenomic does not, within 120 days after giving notice to Power3 of the above-described information, notify Power3 of Transgenomic’s intent to bring suit against any infringer, Power3 shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so. Power3 may join Transgenomic as party plaintiff, if appropriate, in which event Power3 shall hold Transgenomic free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys’ fees, and all sums recovered in any such suit or in its settlement shall belong to Power3 without any further obligation to Transgenomic. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If Transgenomic lacks standing to bring any such suit, action or proceeding, then Power3 shall do so at the request of Transgenomic and at Transgenomic’s expense.

10.3     Infringement Claims.

10.3.1     Defense of Infringement Claims.     Each party will cooperate with the other in the defense of any suit, action or proceeding against either such party or any sublicensee of such party alleging the infringement of the intellectual property rights of a Third Person by reason of the use of the Licensed Technology in the manufacture, use or sale of a Licensed Product or a Reference Laboratory Service. Each party shall give the other party prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish the other party with a copy of each communication relating to the alleged infringement. The party defending any such suit or action shall have full authority (including the right to exclusive control of defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), to defend or settle any such suit, action or proceeding. If the parties agree that the other party should institute or join any suit, action or proceeding pursuant to this Section 10.3.1, the non-moving party may join the other party as a defendant if necessary or desirable, and each such party shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

10.3.2     Costs of Infringement Claims.     With regard to a suit, action or proceeding brought against Transgenomic for infringement arising out of the use of the Licensed Technology by Transgenomic, Power3 will be responsible for the costs incurred by Transgenomic under Section 10.3.1 above (“Infringement Litigation Costs”). Transgenomic may recover Infringement Litigation Costs from Power3 to the extent of all royalties and milestone previously paid under this and Agreement and may recoup any excess amount of Infringement Litigation Costs from future royalties and milestones due to Power3.

10.4     Additional Patents.

10.4.1     Power3 shall decide whether (and where) to file any patent application relating to Improvements. Power3 may select counsel, prepare and prosecute such applications. Power3 shall be responsible for in all expenses incurred by such counsel.

10.4.2     In the event Power3 elects not to file or elects not to continue prosecution of an application on any Improvement, Transgenomic may file and prosecute any such application(s) at its own expense.

10.4.3     In the event that Power3 determines that it is no longer interested in prosecuting or maintaining a particular patent application or granted patent included in Licensed Patents, Power3 shall so inform Transgenomic in sufficient time to permit Transgenomic to assume the responsibility and expense for the further prosecution and/or maintenance of such application or patent. If Transgenomic assumes such responsibility and expense, any expenses incurred by Transgenomic in prosecuting or maintaining such patent shall be deducted from future royalties or milestone payments due to Power3.

ARTICLE 11

TERMINATION

11.1     Expiration.     Subject to the provisions of Sections 11.2, 11.3 and 11.4 of this Agreement, this Agreement shall expire on the termination of Transgenomic’s obligation to pay royalties to Power3 under Article 5 of this Agreement.

11.2     Termination by Transgenomic.     Transgenomic may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to Power3.

11.3     Termination by Power3.     Power3 may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to Transgenomic if (i) the First Commercial Sale has not occurred within 12 months after execution of this Agreement, unless such failure is due to events of force majeure referred to in Article 13 of this Agreement, or (ii) Power3 has not received at least $10,000 in royalties under Section 5.1 prior to 18 months after execution of this Agreement, unless such failure is due to events of force majeure referred to in Article 13 of this Agreement; provided, however, Transgenomic may avoid the occurrence of the event described in this clause by paying to Power3 prior to the expiration of such 90-day period an amount which, when added to the royalties paid to Power3 under Section 5.1, totals $10,000.

11.4     Termination for Cause.     Except as otherwise provided in Article 13 of this Agreement, a party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within forty five (45) days after notice thereof by the non-breaching party.

11.5     Effect of Expiration or Termination.     Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 9, 10, 12, 14 and 15 shall survive the expiration or termination of this Agreement.

ARTICLE 12

INDEMNIFICATION

Transgenomic shall defend, indemnify and hold Power3 harmless from all losses, liabilities, damages, fines, penalties and expenses (including reasonable attorneys’ fees and costs) incurred by Power3 as a result of any Third Party claim, demand, action or other proceeding arising out of the manufacture, use, sale, performance or other exploitation of the Licensed Technology by Transgenomic, or their respective customers or a breach of the warranty set forth in Section 3.4. Power3 shall defend, indemnify and hold Transgenomic harmless from all losses, liabilities, damages, fines, penalties and expenses (including reasonable attorneys’ fees and costs) incurred by Transgenomic as a result of any Third Party claim, demand, action or other proceeding arising from a breach by Power3 of the warranties set forth in Sections 2.4 or 2.5. If either party proposes to seek indemnification from the other party under the provisions of this Section 12.1, it shall notify the indemnifying party within thirty (30) days of receipt of notice of any such claim or suit; provided, that the failure to notify shall not preclude a party’s obligations under this Section unless the failure to timely notify the other party materially prejudices the other party. The indemnified party shall have the right but not the obligation to participate in the defense of such claim, and the parties shall mutually agree upon counsel and settlement terms with respect to any such claim.

ARTICLE 13

FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of terror, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority (including the FDA) or other party. The foregoing shall not apply to monetary obligations.

ARTICLE 14

LIMITATION OF LIABILITY; WARRANTY DISCLAIMER

14.1     Limitation of Liability.     EXCEPT FOR CLAIMS ARISING FROM BREACH OF ARTICLE 9 OR INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CLAIMS INDEMNIFIED HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.2     Disclaimer of Warranties.     EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, POWER3 DISCLAIMS AND TRANSGENOMIC HEREBY WAIVES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION REGARDING THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY OF THE LICENSED TECHNOLOGY AND REGARDING THE INTENDED USE BY TRANSGENOMIC OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS (INCLUDING, BUT NOT LIMITED TO, ANY INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE). FURTHER, POWER3 MAKES NO REPRESENTATION OR WARRANTY THAT TRANSGENOMIC CAN SUCCESSFULLY MAKE, SELL OR USE ANY LICENSED PRODUCTS.

ARTICLE 15

MISCELLANEOUS

15.1     Notices.     Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means, and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee as evidenced by the delivery receipt.

If to Power3:

Power3 Medical Products, Inc.

3400 Research Forest Drive

Suite B2-3

The Woodlands, Texas 77381

Facsimile: 281-466-1481

If to Transgenomic:

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

Attn: Legal Department

Facsimile: 402-452-5461

15.2     Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without regard to the conflicts of law principles thereof.

15.3     Assignment.     Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to the successor to all or substantially all of its assets or business to which this Agreement relates or to a successor through a merger. Any purported assignment in violation of this Section 15.3 shall be void.

15.4     Waivers and Amendments.     No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

15.5     Entire Agreement.     This Agreement embodies the entire understanding between the parties and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

15.6     Severability.     Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

15.7     Waiver.     The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

15.8     Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9     Relationship of Parties.     Nothing in this Agreement or in the course of business between Power3 and Transgenomic shall make or constitute either Party a partner, employee or agent of the other and the relationship between the Parties is not a partnership, joint venture or agency. Neither Party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

15.10     Resolution of Disputes.     In the event of any dispute or disagreement between the parties either in interpreting any provision of this Agreement or about the performance of either party and upon the written request of either party (“Dispute Notice”), each of the parties will appoint a designated representative to attempt to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings. The specific format of such discussion shall be left to the discretion of the designated representatives. In the event a dispute is not resolved within thirty (30) days following the date of the Dispute Notice, the parties agree to proceed to mediation under the Mediation Rules of the American Arbitration Association and to conclude such mediation within ninety (90) days following the date of the Dispute Notice. If the parties are unable to agree upon a mutually convenient place for the mediation, the mediation shall take place in Omaha, Nebraska. Each party will pay its own costs, plus an equal share of the cost of the mediator and mediation facilities. If any dispute is not resolved by mediation, then either party in its sole discretion may invoke litigation, provided that failure to invoke litigation shall not be a waiver of any such dispute. During any mediation or litigation which arises out of a dispute, all parties will continue to proceed pursuant to the provisions of this Agreement without prejudice to the rights of such parties under this Agreement. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the discussions and negotiations set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

P0WER3 MEDICAL PRODUCTS, INC.

By	/s/ Helen R. Park
Title	Interim CEO

TRANSGENOMIC, INC.

By	/s/ Craig J. Tuttle
Title	President & CEO